INTELLECTUAL PROPERTY LICENSE AGREEMENT

                          Technology Alternatives, Inc.
                               Dendo Global Corp.

                                 August 20, 2004

      This Intellectual Property License Agreement ("Agreement") is entered into August 20, 2004 (the "Execution Date") between Technology Alternatives, Inc., an Illinois corporation ("Licensor"), and Dendo Global Corp., a Nevada corporation ("Licensee").

      Licensor owns that certain intellectual property set forth in SCHEDULE A, attached hereto and incorporated by reference herein, which intellectual property includes, without limitation, all listed hardware, software, copyrights, trademarks and other intellectual property (the "Intellectual Property"), and United States Patent No: 6,587,441, a description of which is attached hereto as EXHIBIT A, registered in Licensor's name and filed with the United States Patent Trademark Office ("USPTO") on or around August 24, 1999 (the "Patent")1 (collectively the Intellectual Property and the Patent shall be referred to as herein as the "IP"), and wishes to grant a license to the IP to the Licensee in exchange for shares of the common stock of Licensee.

      Accordingly, the parties agree as follows:

1.    License2.

      1.1 Grant. Licensor hereby grants to Licensee a worldwide, exclusive, fully paid, license to the IP including all rights to make, use, offer to sell, sell, and import, exploit, update, enhance, fix, maintain, sublicense to third-party end users and adapt the IP ("Use") as Licensee, in its sole discretion, deems appropriate. Licensee acknowledges that its utilization of the IP will not create in it, nor will it represent it has, any right, title, or interest in or to such IP other than the licenses expressly granted herein. In reference to the Patent, Licensor grants to Licensee a paid up (excepting only the payments expressly contemplated under this Agreement), exclusive, nontransferrable, perpetual, royalty free license to make, have made, use, sell, offer for sale, and import products that would otherwise infringe the Patent. Licensor, within the Licensor Grant Back Fields of Use (defined in Section 1.2 below), may, at its sole discretion, market, and license the IP under names and tradenames of its own choosing, and may develop updated and modified versions and derivative works of the IP without attribution of authorship to Licensee. Licensor shall own, subject to the Licensor Grant Back Fields of Use, all rights and title, including copyrights, in and to updated and modified versions of derivative works of the IP without requiring permission from Licensee, and without incurring payment obligations to Licensee. Licensor may market the defined Licensor Grant Back Fields of Use IP in whatever manner and at whatever prices it deems fit.

-----------------
1    The    "Patent"    also    includes    any    extensions,    continuations,
continuations-in-part, divisions, reissues, and foreign equivalents of U.S. Patent 6,587,441.

2 The license granted pursuant to this Section 1 shall be referred to as the "License".


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      1.2 Grant Back.  Licensee  hereby  grants  back to  Licensor a  fully-paid non-exclusive right to use the IP in three (3) specific fields of use, namely banking, transportation, and healthcare and all necessary tools (i.e., generic routines, subroutines, test equipment, jigs, vendor samples, software for testing, or other related use, graphics, displays, documentation, programs,
methods  and/or  algorithms  which  define   functionality  unique  to  the  IP)
("Licensor Grant Back Fields of Use").

PROVIDED, HOWEVER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY LICENSOR OF THE VALIDITY OF ANY OF THE PATENTS OR IMPROVEMENTS. LICENSOR SHALL HAVE NO LIABILITY WHATSOEVER TO LICENSEE OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON LICENSEE OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE PRODUCTION, USE, OR SALE OF ANY APPARATUS OR PRODUCT, OR THE PRACTICE OF THE PATENTS OR IMPROVEMENTS; OR (B) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING, AND LICENSEE SHALL HOLD LICENSOR, AND ITS OFFICERS, AGENTS, OR
EMPLOYEES, HARMLESS IN THE EVENT LICENSOR, OR ITS OFFICERS, AGENTS, OR EMPLOYEES, IS HELD LIABLE.

      1.2 Term of License

      The initial term of the License shall commence on the Closing and extend for six (6) months from the date thereof (the "Initial Term"). At the expiration of the Initial Term, this Agreement shall be automatically extended for additional six (6) month terms unless and until terminated by mutual written agreement of the Licensor and Licensee (the "Term").

      1.3 Right to Sublicense.

      Licensee   shall   have  the  right  to  market   and  grant   sublicenses
("Sublicenses") to the IP to a sublicensee ("Sublicensee").

2. Delivery. Licensor shall deliver to Licensee the IP, and copies of all documents relating thereto including, without limitation, copies of copyright and trademark registrations and copies of the patent prosecution history file for the Patent, and all pending and all final issued patents and patent claims contained therein in any jurisdiction on a schedule to be determined by the parties.

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3.  Consideration.  Licensor shall  receive,  in  consideration  for the License granted herein and in consideration of the performance of every term, obligation and condition required to be performed hereunder, Four Million (4,000,000) validly issued, fully-paid and nonasseable shares of Licensee's common stock (the "Shares"). As additional consideration for the License granted hereunder, Licensee shall issue the Additional Shares (defined in Section 10.9.8 below) to the nominees identified by Licensor. Licensee shall issue the Shares and the Additional Shares within ten (10) days of the Closing (defined in Section 4 below) (the "Effective Date"). Licensee shall receive, in partial consideration for entering into this transaction, a non-refundable cash payment in the amount of $100,000 (the "Cash Payment") which shall be paid by Licensor to Licensee prior to the Closing (defined below).

4. Closing. Unless this Agreement shall have been terminated and the License herein contemplated shall have been abandoned pursuant to the terms of this Agreement and subject to the satisfaction or waiver of the Closing Conditions and Conditions Precedent to Licensor's Obligations (defined in Section 10 below), the consummation of the License shall take place as promptly as practicable (and in any event within three (3) business days) after satisfaction or waiver of the Closing Conditions and delivery of all the Licensor Closing Documents (defined in Section 6 below) and the Licensee Closing Documents (defined in Section 5 below), at a closing (the "Closing") to be held at the offices of The Otto Law Group, PLLC, 900 Fourth Avenue, Suite 3140, Seattle, Washington 98164, unless another date, time or place is agreed to in writing by Licensor and Licensee.

5 Licensee Closing Documents. At the Closing, Licensee shall deliver or cause to be delivered to Licensor the following documents (collectively, the "Licensee Closing Documents"):

      5.1 Certificates Representing the Shares and the Additional Shares. One or more stock certificates representing ownership of the Shares and the Additional Shares, which certificates shall be held and released pursuant to Section 14.15;

      5.2 Reserved;

      5.3 Licensee Officer's Certificate. A certificate dated as of the Closing executed by a duly authorized officer of Licensee certifying that all necessary actions have been taken by Licensee's shareholders and directors to authorize the transactions contemplated by this Agreement and that all representations and warranties made by Licensee in this Agreement are complete and correct in all material respects as of the Closing as if made on the Closing;

      5.4 Resolutions. Copies of signed resolutions of the board of directors of Licensee approving the following corporate actions by the Licensee:

      5.4.1 the approval of the License and consummation of this Agreement;

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      5.4.2  approving the issuance by Licensee at Closing of the Shares and the
Additional Shares;

      5.5 The Indemnification Agreement in a form reasonably agreed to by the parties;

      5.6 Licensee Officer's Certificate Regarding Corporate Documents. A certificate dated as of the Closing executed by a duly authorized officer of Licensee certifying that all minute books relating to meetings and actions of the Lesses's Board of Directors and shareholders have been delivered to Licensor; and

      5.7 Other Documents and Instruments. Such other documents and instruments as Licensor's counsel may deem to be necessary or advisable to effect the transactions contemplated by this Agreement.

6. Licensor Closing Documents. At the Closing, Licensor shall deliver or cause to be delivered to Licensee the following documents (collectively, the "Licensor Closing Documents"):

      6.1 Reserved;

      6.2 Licensor Officer's Certificate. A certificate dated as of the Closing executed by a duly authorized officer of Licensor certifying that all necessary actions have been taken by Licensor's shareholders and directors to authorize the transactions contemplated by this Agreement and that all representations and warranties made by Licensor in this Agreement are complete and correct in all material respects as of the Closing as if made on the Closing;

      6.3 Resolutions. Copies of signed resolutions of the board of directors of Licensor approving the License and execution of this Agreement;

      6.4  Investment  Letters.   Investment  Letters  in  the  form  reasonably
requested by Licensee executed by each person and entity that is receiving Shares and/or Additional Shares at Closing;

      6.5 Indemnification Agreement. The Indemnification Agreement in a form reasonably agreed to by the parties; and

      6.6 Other Documents and Instruments. Such other documents and instruments as Licensee's counsel may deem to be necessary or advisable to effect the transactions contemplated by this Agreement.


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7. Representations and Warranties of Licensee and the Warranting  Shareholder to
Licensor.

Lindsay  Hedin  (the  "Warranting  Shareholder"),   and  Licensee,  jointly  and
severally represent and warrant to Licensor that the statements contained in this Section 7 are correct and complete as of the date of this Agreement.

      7.1 Organization. Licensee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Licensee has all the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. Licensee is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a material adverse effect ("Material Adverse Effect") upon it.

      7.2 Authorization of Transaction. Licensee and the Warranting Shareholder have full power and authority to execute and deliver this Agreement and the Licensee Closing Documents and to perform all obligations hereunder and thereunder. This Agreement constitutes, and the Licensee Closing Documents will constitute, the valid and legally binding obligation of Licensee and the Warranting Shareholder, enforceable in accordance with their respective terms and conditions.

      7.3 Capitalization. The authorized capital stock of Licensee consists of 50,000,000 shares of common stock, par value $.001, of which 28,875,000 shares are issued and outstanding, and 5,000,000 shares of preferred stock, par value $.001, none of which are issued and outstanding. All issued and outstanding shares of Licensee stock have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding shares of common stock (and options to purchase common stock) and other outstanding securities of Licensee have been duly and validly issued in compliance with federal and state securities laws. There are no outstanding or authorized subscriptions, options, warrants, plans or, except for this Agreement and as contemplated by this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or other securities of Licensee, and there are no dividends which have accrued or been declared but are unpaid on the capital stock of Licensee. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Licensee. The Shares and the Additional Shares, when issued at Closing against the consideration described herein, will be duly authorized and validly issued, fully paid and nonassessable. The Shares and the Additional Shares when issued at Closing will not be subject to any preemptive rights or other similar restrictions.

            7.3.1 Shares held by the Warranting Shareholder. As of the Execution Date, the Warranting Shareholder holds Fifteen Million (15,000,000) shares of the common stock of Licensee, which shares comprise a "majority" of the issued and outstanding shares of Licensee for voting purposes and which shares comprise no less than 51% of the issues and outstanding shares of Licensee.

      7.4 Subsidiaries. Licensee does not own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership or other entity.

      7.5 Reserved.

      7.6 Noncontravention. Neither the execution and the delivery of this Agreement or the Licensee Closing Documents, nor the consummation of the transactions contemplated hereby or thereby, by Licensee or the Warranting
Shareholder will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Licensee or such Warranting Shareholder is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Licensee or such Warranting Shareholder is a party or by which Licensee or such Warranting Shareholder is bound or to which Licensee or any of such Warranting Shareholder's assets is subject. Neither Licensee nor any Warranting Shareholder needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

      7.7 SEC Filings and Financial Statements.

            7.7.1 To the knowledge of Licensee and Warranting Shareholder, Licensee has filed with the SEC and made available to Licensor or its representatives all forms, reports and documents required to be filed by Licensee with the SEC since March 31, 2001 (collectively, the "Licensee SEC Reports"). To the knowledge of Licensee and Warranting Shareholder, the Licensee SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 33 Act and the 34 Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Licensee SEC Reports or necessary in order to make the statements in such Licensee SEC Reports, in the light of the circumstances under which they were made, not misleading.

            7.7.2 To the knowledge of Licensee and Warranting Shareholder, each of the financial statements (including, in each case, any related notes) contained in the Licensee SEC Reports, including any Licensee SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or Form 10-QSB of the SEC) and fairly presented the consolidated financial position of Licensee at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

      7.8 Absence of Material Change. Since June 30, 2004, there has been no change in the business, operations, financial condition or liabilities of Licensee as stated in the Form 10-QSB filed by Licensee on August 16, 2004 with the SEC that would result in a Material Adverse Effect to Licensee.

      7.9 Litigation. There are no actions, suits, claims, inquiries, proceedings or investigations before any court, tribunal, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the knowledge of such Warranting Shareholder, threatened against Licensee which would reasonably be expected to result in any liabilities, including defense costs, in excess of $1,000 U.S. in the aggregate. Licensee is not the named subject of any order, judgment or decree and is not in default with respect to any such order, judgment or decree.

      7.10 Taxes and Tax Returns. Licensee has timely and correctly filed tax returns and reports (collectively, "Returns") required by applicable law to be filed (including, without limitation, estimated tax returns, income tax returns, excise tax returns, sales tax returns, use tax returns, property tax returns, franchise tax returns, information returns and withholding, employment and payroll tax returns) and all such returns were (at the time they were filed) correct in all material respects, and have paid all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever reflected on such Returns to be owed and which have become due and payable except for any that is being contested in good faith. Any unpaid U.S. Federal income taxes, interest and penalties of Licensee do not exceed $5,000 U.S. in the aggregate.

      7.11 Employees. Licensee has no salaried employees.

      7.12 Compliance with Applicable Law.

            7.12.1 Licensee holds all licenses, certificates, franchises, permits and other governmental authorizations ("Permits") necessary for the lawful conduct of its business and such Permits are in full force and effect, and Licensee is in all material respects complying therewith, except where the failure to possess or comply with such Permits would not have, in the aggregate, a Material Adverse Effect on Licensee.

            7.12.2  Licensee  is and  for  the  past  three  years  has  been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which is not reasonably likely to have, in the aggregate, a Material Adverse Effect on Licensee.

      7.13 Contracts and Agreements. Licensee is not a party to or bound by any commitment, contract, agreement or other instrument which involves or could involve aggregate future payments by Licensee of more than $1,000 U.S., (ii) Licensee is not a party to or bound by any commitment, contract, agreement or other instrument which is material to the business, operations, properties, assets or financial condition of Licensee, and (iii) no commitment, contract, agreement or other instrument, other than charter documents, to which Licensee is a party or by which Licensee is bound, limits the freedom of Licensee to compete in any line of business or with any person. Licensee is not in default on any contract, agreement or other instruments.

      7.14 Affiliate Transactions.

            7.14.1 With the exception of the transaction(s) described in Section 7.14.3, Licensee has not engaged in, and is not currently obligated to engage in (whether in writing or orally), any transaction with any Affiliated Person (as defined below) involving aggregate payments by or to Licensee of $1,000 U.S. or more.

            7.14.2 For purposes of this Section 4.14, "Affiliated Person" means:

                  (a) a director, executive officer or Controlling Person (as defined below) of Licensee;

                  (b) a spouse of a director, executive officer or Controlling Person of Licensee;

                  (c) a member of the immediate family of a director, executive officer, or Controlling Person of Licensee who has the same home as such person;

                  (d) any corporation or organization (other than Licensee) of which a director, executive officer or Controlling Person of Licensee is a chief executive officer, chief financial officer, or a person performing similar functions or is a Controlling Person of such other corporation or organization;

                  (e) any trust or estate in which a director, executive officer, or Controlling Person of Licensee or the spouse of such person has a substantial beneficial interest or as to which such person or his spouse serves as trustee or in a similar fiduciary capacity; and

                  (f) for purposes of this Section 7.14, "Controlling Person" means any person or entity which, either directly or indirectly, or acting in concert with one or more other persons or entities owns, controls or holds with power to vote, or holds proxies representing ten percent or more of the outstanding common stock or equity securities.

            7.14.3 Licensee intends to make distributions of up to $100,000 to certain directors, executive officers, Controlling Persons and certain creditors of Licensee in connection with satisfying all the liabilities of Licensee prior to the Closing, the cancellation of certain shares and payment of other amounts. None of the Cash Payment will be available to Licensee after the Closing.

      7.15 Limited Representations and Warranties. Except for the representations and warranties of the Licensor expressly set forth herein, Licensee has not relied upon any representation and warranty made by or on behalf of Licensor in making its determination to enter into this Agreement and consummate the transactions contemplated by this Agreement.

      7.16 Disclosure. No representation or warranty made by a Warranting Shareholder contained in this Agreement, and no statement contained in the Schedules delivered by Licensee and the Warranting Shareholder hereunder, contains any untrue statement of a material fact or omits any material fact necessary in order to make a statement herein or therein, in light of the circumstances under which it is made, not misleading.

      7.17 Title to Property.

            7.17.1 Real Property. Licensee does not own or lease, directly or indirectly, any real property.

            7.17.2 Environmental Matters. Licensee does not have any financial liability under any environmental laws.

      7.18 Personal Property. Licensee does not own any personal property the current fair market value of which is more than $1,000 U.S.

      7.19 Licensee Intellectual Property. With the possible exception of off-the-shelf software, Licensee does not own, license or lease, directly or indirectly, any Licensee Intellectual Property. "Licensee Intellectual Property", for purposes of this Agreement, shall mean: patents, patent applications, trademarks, trademark registrations, applications for trademark registration, trade names, service marks, registered Internet domain names, licenses and other agreements with respect to any of the foregoing to which Licensee is licensor or licensee prior to the Closing. In addition, there are no pending or, to Licensee's and the Warranting Shareholder's knowledge, threatened, claims against Licensee by any person as to any of the Licensee Intellectual Property, or their use, or claims of infringement by Licensee on the rights of any person and no valid basis exists for any such claims.

      7.20 Insurance. Licensee does not own, directly or indirectly, any insurance policies with respect to the business and assets of Licensee.

      7.21 Powers of Attorney. Licensee does not have any powers of attorney outstanding other than those in the ordinary course of business with respect to routine matters.


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      7.22 Bank Accounts.  The Company has one bank account in Logan,  Utah. The
Cash Payment will be deposited in this bank account. The Warranting Shareholder will use the funds in this account to make those payments that the Warranting Shareholder deems appropriate. There will be no funds available in this account after the Closing and the account will be closed by Warranting Shareholder as soon as such disbursements are made.

      7.23 Product Claims. No product or service liability claim is pending against Licensee or against any other party with respect to the products or services of Licensee.

8. Representations and Warranties of Licensor to Licensee.

Licensor represents and warrants to Licensee that the statements contained in this Section 8 are correct and complete as of the date of this Agreement.

      8.1 Organization. Licensor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois. Licensor has all the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. Licensor is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a material adverse effect ("Material Adverse Effect") upon it.

      8.2 Authorization of Transaction. Licensor has full power and authority to execute and deliver this Agreement and the Licensor Closing Documents and to perform all obligations hereunder and thereunder. This Agreement constitutes, and the Licensor Closing Documents will constitute, the valid and legally binding obligation of Licensor, enforceable in accordance with their respective terms and conditions.

      8.3 Compliance with Applicable Law.

            8.3.1 Licensor holds all licenses, certificates, franchises, permits and other governmental authorizations ("Permits") necessary for the lawful conduct of its business and such Permits are in full force and effect, and Licensor is in all material respects complying therewith, except where the failure to possess or comply with such Permits would not have, in the aggregate, a Material Adverse Effect on Licensor.

            8.3.2  Licensor  is and  for  the  past  three  years  has  been  in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which is not reasonably likely to have, in the aggregate, a Material Adverse Effect on Licensor.

      8.4 Noncontravention. Neither the execution and the delivery of this Agreement or the Licensor Closing Documents, nor the consummation of the transactions contemplated hereby or thereby, by Licensor will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Licensor is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Licensor is a party or by which Licensor is bound or to which Licensor's assets is subject. Licensor does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

      8.5 Litigation. With the exception of a possible claim from Mr. Paul Masamek relating to his ownership interest in the Licensor, there are no actions, suits, claims, inquiries, proceedings or investigations before any court, tribunal, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the knowledge of Licensor, threatened against Licensor which would reasonably be expected to result in any liabilities, including defense costs, in excess of $1,000 U.S. in the aggregate. Licensor is not the named subject of any order, judgment or decree and is not in default with respect to any such order, judgment or decree.

      8.6 Taxes and Tax Returns. Licensor has timely and correctly filed tax returns and reports (collectively, "Returns") required by applicable law to be filed (including, without limitation, estimated tax returns, income tax returns, excise tax returns, sales tax returns, use tax returns, property tax returns, franchise tax returns, information returns and withholding, employment and payroll tax returns) and all such returns were (at the time they were filed) correct in all material respects, and have paid all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever reflected on such Returns to be owed and which have become due and payable except for any that is being contested in good faith. Any unpaid U.S. Federal income taxes, interest and penalties of Licensor do not exceed $5,000 U.S. in the aggregate.

      8.7 Limited Representations and Warranties. Except for the representations and warranties of the Licensee expressly set forth herein, Licensor has not relied upon any representation and warranty made by or on behalf of Licensee in making its determination to enter into this Agreement and consummate the transactions contemplated by this Agreement.

      8.8 Disclosure. No representation or warranty made by Licensor hereunder contains any untrue statement of a material fact or omits any material fact necessary in order to make a statement herein or therein, in light of the circumstances under which it is made, not misleading.

9. Covenants of the Parties.

      9.1 Conduct of the Business of Licensee. From the Execution Date of this Agreement to the Closing, Licensee will conduct its business and engage in transactions only in the ordinary course consistent with past practice. In addition, without limiting the generality of the foregoing, Licensee agrees that from the date of this Agreement to the Closing, except as otherwise consented to or approved by Licensor in writing (which consent or approval shall not be unreasonably withheld, delayed or conditioned) or as permitted or required by this Agreement or as required by law, Licensee will not:

            9.1.1 with the exception of the transaction(s) described in Section 7.14.3, grant any severance or termination pay to or enter into or amend any employment agreement with, or increase the amount of payments or fees to, any of its employees, officers or directors other than salary increases to employees consistent with past increases;

            9.1.2 with the exception of the transaction(s) described in Section 7.14.3, make any capital expenditures in excess of $1,000 U.S.;

            9.1.3 guarantee the obligations of any person except in the ordinary course of business consistent with past practice;

            9.1.4 acquire assets other than those necessary in the conduct of its business in the ordinary course;

            9.1.5 enter into or amend or terminate any long term (one year or more) contract (including real property leases) except in the ordinary course of business consistent with past practice;

            9.1.6 enter into or amend any contract that calls for the payment by Licensee of $1,000 U.S. or more after the Closing;

            9.1.7 with the exception of the transaction(s) described in Section 7.14.3, engage or participate in any material transaction or incur or sustain any material obligation otherwise than in the ordinary course of business;

            9.1.8 contribute to any benefit plans except in such amounts and at such times as consistent with past practice;

            9.1.9 increase the number of full-time equivalent employees other than in the ordinary course of business consistent with past practice;

            9.1.10 acquire any real property; or

            9.1.11 agree to do any of the foregoing.

      9.2 No Solicitation and Liquidated Damages. From the Execution Date until the Closing, neither Licensee, the Warranting Shareholder nor any of Licensee's directors, officers, representatives, agents or other persons controlled by any of them, shall, directly or indirectly encourage or solicit from any persons, entity or group other than Licensor concerning any merger, sale of substantial assets not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Licensee. Licensee will promptly communicate to Licensor the identity of any interested or inquiring party, all relevant information surrounding the interest or inquiry, as well as the terms of any proposal that Licensee may receive in respect of any such transaction.

      9.3 Access to Properties and Records; Confidentiality.

            9.3.1 Licensee shall permit Licensor and its representatives reasonable access to its properties and shall disclose and make available to Licensor all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities of Licensee, including but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Licensor may have a reasonable interest, in each case during normal business hours and upon reasonable notice. Licensee shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

            9.3.2 All information furnished by Licensor to Licensee or the representatives or affiliates of Licensee pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of Licensor until consummation of the License and if the License shall not occur Licensee and its affiliates, agents and advisors shall upon written request return to Licensor all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes. The obligation to keep such information confidential shall not apply to (i) any information which (w) Licensee can establish by evidence was already in its possession (subject to no obligation of confidentiality) prior to the disclosure thereof by Licensor; (x) was then generally known to the public; (y) becomes known to the public other than as a result of actions by Licensee or by the directors, officers, employees, agents or representatives of Licensee; or (z) was disclosed to Licensee, or to the directors, officers, employees or representatives of Licensee, solely by a third party not bound by any obligation of confidentiality; or (ii) disclosure in accordance with the federal securities laws, a federal banking laws, or pursuant to an order of a court or agency of competent jurisdiction.

      9.4 Regulatory Matters.

            9.4.1 The parties will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals, and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement including, without limitation, those that may be required from the SEC, the USPTO, other regulatory authorities, or Licensor's shareholders. Licensee and Licensor shall each have the right to review reasonably in advance all information relating to Licensee or Licensor, as the case may be, and any of their respective subsidiaries, together with any other information reasonably requested, which appears in any filing made with or written material submitted to any governmental body in connection with the transactions contemplated by this Agreement. Licensor shall bear all expenses associated with SEC filings.

            9.4.2 Licensee and Licensor will promptly furnish each other with copies of written communications received by Licensee or Licensor or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated by this Agreement.

      9.5 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

      9.6 Public Announcements. Prior to the Closing, no party will issue or distribute any information to its shareholders or employees, any news releases or any other public information disclosures with respect to this Agreement or any of the transactions contemplated by this Agreement without the consent of the other parties or their designated representative, except as may be otherwise required by law.

      9.7 $100,000 Payment. Within twenty four (24) hours of the Closing, Licensee shall have received from Licensor the One Hundred Thousand Dollar ($100,000) Cash Payment to, among other things, satisfy all the liabilities of Licensee prior to the Effective Date. These funds are non-refundable after the Closing.

10. Closing Conditions and Conditions Precedent to Obligations.

The obligations of Licensor to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions at or before the Closing and may be waived only in writing by Licensor:

      10.1 Licensee's and the Warranting Shareholder's Covenants, Representations and Warranties. All the covenants, terms and conditions of this Agreement to be complied with or performed by Licensee and the Warranting Shareholder at or before the Closing shall have been complied with and performed in all respects. The representations and warranties made by Licensee and the Warranting Shareholder in this Agreement shall be complete and correct at and as of the Closing with the same force and effect as though such representations and warranties had been made at and as of the Closing.

      10.2 Delivery of Documents by Licensee and the Warranting Shareholder. Licensee and the Warranting Shareholder shall have duly executed and delivered, or caused to be executed and delivered this Agreement and the Licensee Closing Documents.

      10.3 Reserved.

      10.4 Other Approvals. All authorizations, consents, orders or approvals of any United States federal or state governmental agency necessary for the consummation of the License or the transactions contemplated by this Agreement (other than such actions, approvals or filings which, pursuant to the terms of this Agreement, are to take place on or after the Closing) shall have been filed, occurred or been obtained.

      10.5 No Litigation. No administrative investigation, action, suit or proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement shall be pending or threatened.

      10.6 Absence of Material Change. There shall have been no change in the business, operations, financial condition or liabilities of Licensee as stated in the Form 10-QSB filed by Licensee for the period ended June 30, 2004 with the SEC that has had a Material Adverse Effect on Licensee.

      10.7 Reserved.

      10.8 Reserved.

      10.9 Resolutions. The Licensee's Board of Directors shall have taken the following actions pursuant to a unanimous consent in lieu of a special meeting of the board or directors:

            10.9.1 approved the License and consummation of this Agreement;

            10.9.2 cancelled and returned to the treasury of Licensee 27,219,000 shares of the issued and outstanding shares of common stock of Licensee (the "Cancellation") such that, immediately after the Cancellation and immediately prior to the issuance of the Shares and the Additional Shares, Licensee has no more than One Million Six Hundred Fifty Six Thousand (1,656,000) shares of common stock issued and outstanding;

            10.9.3 appointed the following individuals to the Board of Directors of the Licensee (the "New Board Members"): Mr. James E. Solomon, Mr. George Loera, and Mr. Pete Ashi;

            10.9.4 Reserved;

            10.9.5 accepted the resignation of the following individuals from the Board of Directors of the Licensee, which resignations shall take effect immediately following the appointment of the New Board Members: Lindsay Hedin;

            10.9.6 accepted the resignation of the following individuals from the officer positions of the Licensee, which resignations shall take effect immediately following the appointment of the New Officers: Lindsay Hedin - CEO, CFO, Secretary;

            10.9.7 Reserved;

            10.9.8 approved the issuance by Licensee at Closing of Six Million Forty Four Thousand (6,044,000) validly issued, fully-paid and nonasseable shares of Licensee's common stock, which shares shall be issued as follows: (i) Five Hundred Thousand (500,000) shares to The Otto Law Group, PLLC (the "Otto Shares"), (ii) One Million (1,000,000) shares to those individuals designated by James E. Solomon in writing at Closing (the "Solomon Friends and Family Shares"), (iii) One Million (1,000,000) shares to The Otto Law Group, PLLC, as trustee (the "Trustee Shares") and (iv) Three Million Five Hundred Forty Four Thousand (3,544,000) shares to James E. Solomon, pursuant to the Employment Agreement (the "Solomon Shares"). (collectively, the Otto Shares, Solomon Friends and Family Shares, Trustee Shares, Solomon Shares, the "Additional Shares"); and

      10.11 Due Diligence. Licensor shall be satisfied with its due diligence review of Licensee as evidenced by written notification.

The obligations of Licensee to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions at or before the Closing and may be waived only in writing by Licensee:

      10.12 Reserved;

      10.13 Licensor's Covenants, Representations and Warranties. All the covenants, terms and conditions of this Agreement to be complied with or performed by Licensor at or before the Closing shall have been complied with and performed in all respects. The representations and warranties made by Licensor in this Agreement shall be complete and correct at and as of the Closing with the same force and effect as though such representations and warranties had been made at and as of the Closing;

      10.14 Delivery of Documents by Licensor. Licensor shall have duly executed and delivered, or caused to be executed and delivered this Agreement and the Licensor Closing Documents;

      10.15 Other Approvals. All authorizations, consents, orders or approvals of any United States federal or state governmental agency necessary for the consummation of the License or the transactions contemplated by this Agreement (other than such actions, approvals or filings which, pursuant to the terms of this Agreement, are to take place on or after the Closing) shall have been filed, occurred or been obtained;

      10.16 No Litigation. No administrative investigation, action, suit or proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement shall be pending or threatened;

      10.18 Certificate. A certificate issued by the Illinois Secretary of State indicating that Licensor is qualified and in good standing within such jurisdiction shall have been delivered to Licensee;

      10.19 Reserved; and

      10.20 Due Diligence. Licensee shall be satisfied with its due diligence review of Licensor as evidences by written notification.

11. Post-Closing Activities. If requested, a party hereto shall provide within 30 days following the Closing a Certificate of Good Standing or equivalent certification from the state in which the party is organized showing that the party is in good standing within such jurisdiction.

12. Infringement and Other Licenses.

      12.1 Infringements. If Licensee learns of or suspects any infringement of the IP including, without limitation, the Patent, by a third party, Licensee shall promptly inform Licensor of such infringement. If Licensor determines to take action to bar the infringement, Licensor may do so. As of the Effective Date and within the horizon of Licensor' reasonably foreseeable business planning process as applicable to such matters, it is Licensor' intention to take action to prevent infringement of the IP including, without limitation, the Patent.

      12.2 Patent Maintenance. Licensor shall maintain the IP including, without limitation, the Patent, in all jurisdictions in which it has been filed, for the statutory life of patents in those jurisdictions. The parties agree to cooperate in connection with the maintenance of the IP including, without limitation, the Patent and to take any and all actions necessary to transfer the necessary documents and rights required for, and to do such other things as are from time to time necessary to comply with the requirements of this Section.

      12.3 Payment of all fees and costs incurred during the term of this Agreement relating to the maintenance of the IP including, without limitation, the Patent, shall be the responsibility of Licensor.

      12.4 Cooperation. Licensee and Licensor shall keep each other promptly and fully apprised of all material developments in the maintenance of the Patent. Each party will cooperate as reasonably necessary to secure and maintain protection applicable to the Patent.

      12.5 Warranty of Title. Licensor warrants that (i) it has good and marketable title, and all rights necessary to grant the licenses and rights herein granted, to the IP, including without limitation, the Patent, and to the right to exercise the claims it contains, (ii) it has not previously licensed its rights to the IP including without limitation, the Patent, to any other third party, and (iii) the License granted hereunder does not violate or infringe upon any rights, common law or otherwise, of any kind or nature whatsoever of any person or entity.

13. Covenants Regarding Future Disputes. The parties commit to meet and to discuss any disputes arising under this Agreement, including without limitation any assertions of material breach. The discussions will take place among people who from each party collectively have the authority to settle matters under discussion, in a good faith effort to resolve such matters without formal proceedings.

14. Other Matters.

      14.1 Notice. "Notice" means notice given as described here. Notice will be given to the individuals and at the address designated on the signature page of this Agreement. Each party can change its own Notice address and designated Notice recipient, by Notice. Notice shall be effective when actually received by the designated person, in any form that leaves a hard copy record of the notice in that person's possession. If sent certified or registered mail, postage prepaid, return receipt requested, notice is considered effective on the date on which effective delivery is first proven, but in no event later than the date the return receipt shows the notice was accepted, refused, or returned undeliverable.

      14.2 Severability. Each clause of this agreement is severable. If any clause is ruled void or unenforceable, the balance of the agreement shall nonetheless remain in effect.

      14.3 Non-waiver. A waiver of one or more breaches of any clause of this agreement shall not act to waive any other breach, whether of the same or different clauses.

      14.4 Assignment. This agreement may not be assigned by Licensee without the express written consent of Licensor.

      14.5 Governing Law; Jurisdiction. This agreement is governed by the laws of the state of Delaware. Any action brought between the parties may be brought only in the state or federal courts located in Delaware, and in no other place unless the parties expressly agree in writing to waive this requirement. Each party consents to jurisdiction in that location. Each party consents to service of process through the method prescribed for Notice in this agreement.

      14.6  Attorney's  Fees.  The  prevailing   party  in  any  suit,   action,
arbitration, or appeal filed or held concerning this agreement shall be entitled to reasonable attorneys' fees.

      14.7 Further Assurances. Each Party shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other Party for the implementation or continuing performance of this Agreement.

      14.8 Representation. This document is the result of negotiations between parties, each of whom was represented or had the opportunity to be represented in the transaction, and has had the opportunity to have had the transactional documents reviewed by counsel of their own choice.

      14.9 Integration. This agreement is the complete agreement between the parties as of the date hereof, and supersedes all prior agreements, written or oral. This Agreement may be modified only in writing signed by the original parties hereto, or by their successors or superiors in office.

      14.10 Entire Agreement. This Agreement (including the Exhibits and the Schedules) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

      14.11 Incorporation of Exhibits. The Schedules and Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

      14.12 Execution by Facsimile and in Counterparts. This Agreement may be executed by facsimile and in counterparts.

      14.13 Indemnification. For a period of four years from the Closing, Licensor agrees to indemnify and hold harmless Licensee and Warranting Shareholder, and Licensee agrees to indemnify and hold harmless Licensor, at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorneys' fees incident to any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate furnished or to be furnished hereunder. Moreover, Licensor agrees to indemnify and hold harmless Licensee and Warranting Shareholder from any liability, damage or deficiency, action, suit, proceeding, demand, assessment, judgment, costs and expenses, including attorneys' fees, relating to a cause of action by a stockholder of Licensor against Licensee and/or Warranting Shareholder. Notwithstanding the foregoing, Licensor's indemnification obligation shall not apply to any claim for breach of warranty or misrepresentation by Licensee and/or Warranting Shareholder relating to this Agreement.

      14.14 Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for four years from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

      14.15 FINANCINGS.

            14.15.1 Within 5 days following the Closing, Dendo shall have raised at least $500,000 in equity funding (the "Initial Funding").

            14.15.2 Within 90 days following the Closing, Dendo shall have raised at least $3,500,000 in equity funding (the "Final Funding"), which amount shall be in addition to the Initial Funding.

            14.15.3 The historical stockholders of Dendo who held 1,656,000 shares of Dendo common stock immediately prior to the Closing (the "Historical Stockholders"), shall own not less than 8% of the outstanding common stock of Dendo on a fully diluted basis upon consummation of the Final Funding (the "Maximum Dilution"). For purposes of this Section 14.15.3, the 8,000,000 shares of common stock issuable upon exercise of the warrants issued in connection with the Initial Funding and the Final Funding shall be excluded from the calculation determining whether the Maximum Dilution is exceeded. This Section 14.15.3 in no way prohibits the issuance of additional securities of the Licensee subsequent to the Final Funding, provided the Maximum Dilution has not been exceeded as of the date of the closing of the Final Funding.

            14.15.4 In the event that either (i) the Initial Funding is not timely completed, (ii) the Final Funding is not timely completed or (iii) the Initial Funding and the Final Funding result in the Historical Stockholders being subject to more than the Maximum Dilution, then Licensee shall give written notice of the same to Warranting Shareholder with a copy to Eric L. Robinson, Esq., Blackburn & Stoll, LC, 257 East 200 South, Suite 800, Salt Lake City, Utah 84111. Upon receipt of such written notice, Warranting Shareholder shall have the option, for fourteen (14) calendar days following receipt of such notice (the "Termination Option Exercise Period") to terminate the arrangements described in this Agreement (a "Termination Option") by sending notice to Licensee and Licensor. The exercise of the Termination Option shall be effective on the date notice is first sent to Licensee and Licensor by Warranting Shareholder; PROVIDED, HOWEVER, that notwithstanding anything in this Agreement to the contrary, in the event the Termination Option is exercised as a result of the Historical Stockholders being subject to more than the Maximum Dilution on account of the Initial Funding and the Final Funding, Licensee shall have the right to allocate that amount of shares of common stock3 of Licensee to the Historical Stockholders necessary to ensure that the Maximum Dilution is not exceeded (the "Maximum Dilution Remedy"). Further, in the event the Licensee allocates that amount of shares of common stock of Licensee to the Historical Stockholders such that the Maximum Dilution is not exceeded, the Termination Option shall not be exercised on account of Section 14.15.4(iii). Finally, with respect to the Termination Option as it relates to Section 14.15.4(i), (ii) and
(iii), in the event the Termination Option is not exercised during the Termination Option Exercise Period, the Termination Option shall fully terminate and shall be of no further force or effect.

            In the event a Termination Option is exercised, (i) any and all rights to the intellectual property licensed to Licensee pursuant to the this Agreement shall be terminated, (ii) all contracts executed by Licensee or to which Licensee is bound that arose on or after the Closing date, relationships, assets, tangible and/or intangible property and any and all other items necessary and/or material to the operations of the business secured by James E. Solomon shall be terminated as they relate to Licensee, (iii) all Shares and Additional Shares shall be cancelled, and (iv) any and all funds received by Licensee in connection with the Initial Funding, the Final Funding and/or any other financing (excluding the Cash Payment) shall be transferred from Licensee to another entity as directed by James E. Solomon. The exercise of the Termination Option, however, will not result in an obligation to return the Cash Payment and the provisions contained in Sections 14.13 and 14.14 shall survive the exercise of the Termination Option. All contracts executed by Licensee and all arrangements entered into by Licensee for a period beginning on the Closing date and ending on the day following the last date on which the Termination Option may be exercised shall contain provisions allowing for termination in the event that the Termination Option is exercised. Notwithstanding any other provision in this Agreement, the certificates representing the Shares and the Additional Shares shall be subject to the Escrow Agreements, copies of which are attached hereto as EXHIBIT B, and EXHIBIT C (the "Investor Escrow Agreements"). Further, the Four Million Eight Hundred Thousand (4,800,000) shares issued in connection with this Agreement but not held in escrow pursuant to the Investor Escrow Agreements (the "Cambridge & Licensor Shares"), shall be held in escrow pursuant to the escrow agreement attached hereto as EXHIBIT D (the "C&LS Escrow Agreement") pending completion of the Final Funding.

            14.15.5 In the event the Termination Option is exercised, Licensor shall (i) make arrangements for all investors to be reimbursed for the amount of their investment in the Initial Funding and/or in the Final Funding, (ii) take such steps as are reasonably required to reinstate the management and board of directors of Licensee as it was constituted immediately prior to the Closing, and (iii) shall secure for Licensee all certificates representing shares issued to all investors in connection with the Initial Funding and/or in the Final Funding. Moreover, if the Termination Option is exercised all securities issued in the Initial Funding and the Final Funding and any other Dendo securities issued after the Closing shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

------------
3 No fractional shares of common stock shall be issued pursuant to the Maximum Dilution Remedy. Any fractional shares that would otherwise be issued shall be rounded up to whole shares.

      14.16 PIGGY BACK REGISTRATION OF THE STOCK. If Licensee proposes to register any of its securities under the Securities Act of 1933 (other than pursuant to (i) the registration statement filed by Licensee in connection with the Initial Funding and the Final Funding, or (ii) Form S-4 and/or Form S-8, or any other successor form of limited purpose), and the Historical Stockholders are not able to sell the Historical Stockholder Stock (defined below) pursuant to Rule 144 of the Securities Act of 1933, Licensee will give written notice by registered mail at least thirty (30) days prior to the filing of each such registration statement to the Historical Stockholders of its intention to do so. If the Historical Stockholders notify Licensee within twenty (20) business days after receipt of any such notice of its desire to include any of the 1,656,000 shares of common stock held by the Historical Stockholders (the "Historical Stockholder Stock") in such proposed registration statement, Licensee shall afford the Historical Stockholders the opportunity to have any such amount of the Historical Stockholder Stock registered under such registration statement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LICENSOR:                             LICENSEE:

TECHNOLOGY ALTERNATIVES, INC.         DENDO GLOBAL CORP.

By:/s/                                By:/s/
   ----------------------------          ----------------------------------

Print: James E. Solomon               Print: Lindsay Hedin
-------------------------------              ------------------------------

Title: President and CEO              Title: CEO
-------------------------------              ------------------------------

Date: August 20, 2004                 Date:  August 20, 2004
-------------------------------              ------------------------------

Address:                              Address:

3311 N. Kennicott Ave., Suite A       6743 Hare Run Lane,
Arlington Heights, IL 60004           Arlington, TN 38002


WARRANTING SHAREHOLDER:


By:/s/
-------------------------------

Print: Lindsay Hedin
-------------------------------

Date:  August 20, 2004
-------------------------------

Address:

6743 Hare Run Lane,
Arlington, TN 38002

                                    EXHIBIT A

UNITED STATES PATENT                                                   6,587,441
URBAN , ET AL.                                                    AUGUST 1, 2003

--------------------------------------------------------------------------------

Method and apparatus for transportation of data over a managed wireless network using unique communication protocol

                                    ABSTRACT

A wireless, redundant, secure, real-time, network for a proprietary interactive data transfer system having a remote terminal and a host data center, such as an automated teller banking system, is disclosed. Controllers for the remote terminal and the host data center receive the proprietary language messages and packetize and encrypt the messages for sending over the best wireless carrier among the plurality of wireless carriers the controllers are connected to. The wireless control protocol monitors the communications to provide for selection of the most reliable communication carrier for any part of a transmission. Each network segment of the signal path has at least one state-controlled gate which reports the status of that signal path. Real time transmission and acknowledgment of securely packetized messages on wireless communications carriers via an object oriented coding control application provides for reliable datagram transfer independent of the reliability of any one signal path.

                                   SCHEDULE A

EXCLUSIVE LICENSE

An exclusive license to US Patent Number 6,587,441 B1, issued July 1, 2003, and associated applications for transmission (i.e. images, audio, documents, etc.), storage, retrieval, viewing and output of customer data (the "IP").

TRADE SECRET TOOL SETS

The Company also provides perpetual license for all associated source code, designs, diagrams, network architectures, layouts, concept documents, documentation, generic routines, subroutines, test equipment, jigs, methods and/or algorithms which define functionality unique to the Company applications, for recording, viewing, storing, retrieving, and communicating, in any form, the data associated with the IP. Examples would include certain drivers and/or networking interfaces to WiFi, 1XRTT, iDEN, GSM/GPRS, Satellite, microwave and other wireless technologies, code set for interfaces to Microsoft Windows .NET framework compliant devices, etc.

COPYRIGHTS

The Company copyrighted materials include: Company Logo, PowerPoint presentations (including, but not limited to, photos, audio, embedded graphics and associated art functionality), brochures, sales literature, Website, exhibit display booth(s), advertisement materials (i.e. print, audio & video, etc.) fact finding questioners, training materials, proposals, look & feel computer display screens, select application code, and descriptive graphical representations of functions and processes, representing the TechAlt technology and its implemented applications.

TRADEMARKS

Trademarks have been files in the name of Technology Alternatives, Inc. ("TechAlt") including:

"TechAlt" and its derivatives,
(Examples of which include TechAlt "The right information. To the right people. Right awayTM"; "Unleash the power of Wireless"; "Working together to save lives").